Exhibit 10.2

[EXECUTION COPY]

FOURTH AMENDMENT AND CONSENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT AND CONSENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 23, 2006, is entered into among HEALTH NET, INC., a Delaware corporation (the “Borrower”), the Lenders and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders party thereto, and the Administrative Agent entered into that certain Credit Agreement dated as of June 30, 2004, as amended by that certain First Amendment to Credit Agreement dated as of March 2, 2005, as amended by that certain Second Amendment to Credit Agreement dated as of August 8, 2005, as amended by that certain Third Amendment to Credit Agreement dated as of March 1, 2006 (the “Existing Credit Agreement”);

WHEREAS, the Borrower has informed the Administrative Agent that it intends to refinance its $400,000,000 9.875% (formerly 8.375%) Senior Notes due April 15, 2011 (the “Senior Notes”) and in connection therewith, the Borrower intends to (i) enter into a term loan facility (the “Term Loan Facility”), (ii) enter into a bridge loan facility (the “Bridge Loan Facility”), (iii) cause the purchase of, with the proceeds of such Term Loan Facility and Bridge Loan Facility, instruments issued by the United States Department of Treasury (the “U.S. Treasuries”), (iv) cause the U.S. Treasuries to be deposited in one or more securities and escrow accounts and further grant a security interest in such securities or escrow accounts for the benefit of the holders of the Senior Notes (the “Escrow Lien”) to effectuate an in-substance defeasance of such Senior Notes, (v) call for the redemption of the Senior Notes and (vi) redeem in full the Senior Notes;

WHEREAS, the Borrower has requested that the Required Lenders agree to consent to the granting of the Escrow Lien;

WHEREAS, the Borrower has requested that the Required Lenders agree to amend certain other provisions of the Credit Agreement; and

WHEREAS, the Required Lenders have agreed to such consent and such modifications on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1

DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“Amendment No. 4 Effective Date” is defined in Subpart 4.1.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

PART 2

CONSENT

Subject to the other terms and conditions of this Amendment and notwithstanding the terms of Section 7.03 of the Existing Credit Agreement, the Required Lenders hereby consent to the Escrow Lien and acknowledge that the terms of Section 7.03 shall not apply thereto, provided that such consent and acknowledgment shall cease to be effective on December 31, 2006 if the Senior Notes are not redeemed in full in accordance with the indenture relating thereto. This consent is a one-time consent and shall not be construed to be (i) a waiver as to compliance with the terms of the Credit Agreement in any other instance, (ii) a waiver as to compliance with any other terms of the Credit Agreement, (iii) a waiver of any Default or Event of Default that may otherwise exist or (iv) a waiver of any other rights or remedies the Lenders may have under the Credit Agreement, the other Loan Documents or applicable law.

PART 3

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Amendment No. 4 Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 3.

SUBPART 3.1 Amendments to Section 1.01.

(a) The following definitions found in Section 1.01 of the Existing Credit Agreement are hereby amended and restated to read as follows:

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) other non-recurring expenses of the Borrower and its

Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) certain non-recurring charges in an amount not to exceed a pre-tax total amount of $21,000,000 million incurred in connection with (A) the disposition of an investment in certain non-public securities, (B) the disposition of certain property held for sale and (C) anticipated restructuring charges, (vi) certain other non-recurring, cash and non-cash charges related to litigation and provider settlement payments, the increase of medical claims reserves and any premiums relating to the repayment by the Borrower of the Indebtedness related to the $400,000,000 8.375% Senior Notes due 2011, in an aggregate amount not to exceed $375,000,000 during the five (5) fiscal quarter period beginning with the fiscal quarter ended December 31, 2004 and ending with the fiscal quarter ended December 31, 2005 and (vii) non-capitalized costs and expenses incurred in connection with the Senior Note Refinancing, including, without limitation the fees associated with the termination of any Swap Contracts and any redemption premiums, in an aggregate amount not to exceed $80,000,000 and minus (b) all non-recurring, non-cash items increasing Consolidated Net Income for such period.

“Consolidated Interest Charges” means, for any period, the consolidated interest charges of the Borrower and the Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and the Subsidiaries, as determined in accordance with GAAP (including (subject to clause (x) below) all net costs or net benefits, as the case may be, under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding (x) expenses associated with termination of any Swap Contract and (y) any premium paid in connection with the repayment of Indebtedness pursuant to any public debt issuance).

“Consolidated Scheduled Funded Debt Payments” means, for any period, the sum of (a) all scheduled payments of principal on Consolidated Funded Indebtedness of the Borrower and the Subsidiaries (including, without duplication, the principal component of payments due on Capital Lease Obligations during such period, but excluding payments of principal with respect to the Bridge Loan Facility) for such period plus (b) Consolidated Interest Charges for such period plus (c) Consolidated Rental Expense for such period.

(b) The last sentence of the definition of “Funded Indebtedness” found in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, Funded Indebtedness shall not include (i) indebtedness or liabilities of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any Subsidiary and (ii) Cash Collateralized Debt.”

(c) Clause (i) of the definition of “Permitted Investments” found in Section 1.01 of the Existing Credit Agreement is hereby amended and restated to read as follows:

“(i) advances and loans made by the Borrower to any Subsidiary and Guarantees made by the Borrower with respect to any obligations of any Subsidiary and advances and loans made by any Subsidiary to the Borrower or any other Subsidiary, and Guarantees made by any Subsidiary with respect to obligations of the Borrower or any other Subsidiary to the extent permitted by Section 7.02;”

(d) The following new definitions are hereby added to the Existing Credit Agreement in the appropriate alphabetical order to read as follows:

“Bridge Loan Facility” means that certain bridge loan facility to be entered into by the Borrower in connection with the redemption of the Senior Notes.

“Cash Collateralized Debt” means Indebtedness of the Borrower or any of its Subsidiaries that is cash collateralized through the deposit of cash or other assets into a trust or securities account, with the understanding that, upon receipt of certain ratings with respect to such Indebtedness, such cash or assets be utilized to make redemption payments (which will include payment of outstanding principal, accrued interest and premium) on such Indebtedness, and otherwise acceptable to the Administrative Agent.

“Security Agreement” means that certain security and control agreement to be entered into by the Borrower with respect to the pledge of instruments issued by the United States Department of Treasury for the benefit of the holders of the Senior Notes.

“Senior Notes” means the $400,000,000 9.875% (formerly 8.375%) Senior Notes of the Borrower due April 15, 2011.

“Senior Note Refinancing” means, individually or collectively, (i) the entering into the Term Loan Facility by the Borrower, (ii) the entering into the Bridge Loan Facility by the Borrower, (iii) the corresponding purchase by or on behalf of the Borrower with the proceeds of such Term Loan Facility and Bridge Loan Facility, of instruments issued by the United States Department of Treasury (the “U.S. Treasuries”), (iv) the depositing of the U.S. Treasuries in one or more escrow or securities accounts and further granting of a security interest in such escrow and securities accounts for the benefit of the holders of the Senior Notes to effectuate an in-substance defeasance of such Senior Notes, (v) the calling for redemption by Borrower of the Senior Notes and (vi) the redemption by the Borrower of the Senior Notes.

“Specified Share Repurchase” means that certain redemption, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower with proceeds from a debt, equity or other securities issuance or financing transaction incurred specifically for such purpose in an amount not to exceed $500,000,000.

“Term Loan Facility” means that certain term loan facility to be entered into by the Borrower in connection with the redemption of the Senior Notes.

SUBPART 3.2 Amendments to Section 7.01(c). Clause (c) of Section 7.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

7.01 Financial Covenants.

(c) Consolidated Net Worth. The Consolidated Net Worth shall at all times be greater than or equal to $1,100,000,000, (i) increased by the sum of, on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2004, (x) an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus (y) an amount equal to 100% of the net cash proceeds from any Equity Issuance occurring after the Closing Date (other than an Equity Issuance to the extent the proceeds thereof are utilized within one hundred eighty (180) days of such Equity Issuance in connection with a Restricted Payment permitted under this Agreement) and (ii) decreased by (x) the amount of cash and non-cash charges added back to Consolidated EBITDA, as permitted by clause (a)(vi) of the definition of Consolidated EBITDA, to the extent such charges cause a corresponding reduction of Consolidated Net Worth plus (y) charges related to the Senior Note Refinancing (including, without limitation, the fees associated with the termination of any Swap Contracts and any redemption premiums) to the extent such charges cause a corresponding reduction of Consolidated Net Worth in an amount not to exceed $80,000,000.

SUBPART 3.3 Amendments to Section 7.02. A new clause (h) shall be added to Section 7.02 of the Existing Credit Agreement immediately following clause (g), such clause (h) to read as follows:

(h) to the extent required thereunder, Guarantees of Obligations (as defined in the Term Loan Facility) under the Term Loan Facility; provided that Obligations under this Agreement shall be subject to substantially similar Guarantees on terms reasonably satisfactory to the Administrative Agent.

SUBPART 3.4 Amendments to Section 7.03. Clause (h) will be re-lettered clause (i) and a new clause (h) shall be added to Section 7.03 of the Existing Credit Agreement in each case to read as follows:

(h) to the extent required thereunder, Liens in favor of the administrative agent under the Term Loan Facility with respect to the Obligations (as defined in the Term Loan Facility); provided that any such Liens shall secure Obligations under this Agreement on terms reasonably satisfactory to the Administrative Agent; and

(i) any extension, renewal or replacement (or successive extensions, renewals or replacements) of Liens, in whole or in part, referred to in clauses (a) through (h) above; provided that any such extension, renewal or replacement Lien shall be limited to the property covered by the Lien extended, renewed or replaced.

SUBPART 3.5 Amendments to Section 7.06. A new subclause (vi) shall be added to the proviso to Section 7.06 of the Existing Credit Agreement immediately following subclause (v), such subclause (vi) to read as follows:

7.06 Restrictive Agreements.

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and (vi) with respect to limitations set forth in clauses (c) and (d) above, negative pledge restrictions and conditions contained in the Bridge Loan Facility and the Term Loan Facility (provided that such restrictions and conditions are not more restrictive as a whole than those imposed by this Credit Agreement) and negative pledge restrictions and conditions contained in the Security Agreement.

SUBPART 3.6 Amendments to Section 7.09. Section 7.09 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.09 Restricted Payments.

The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of capital stock of such Person, (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries) and ratably to minority shareholders or to make dividends or other distributions payable to a Subsidiary by another Subsidiary, (c) the Specified Share Repurchase; provided that both prior, and after giving effect to, such Specified Share Repurchase (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Consolidated Leverage Ratio shall be less than or equal to 2.0 to 1.0 (to be calculated to give pro forma effect to any repayments of Funded Indebtedness occurring on or prior to the relevant date of determination) and (iii) the Borrower shall have unutilized Commitments under this Credit Agreement in an amount not less than $250,000,000, and (d) other Restricted Payments if no Default has occurred and is continuing or would result from such action; provided that during any period in which a Ratings Downgrade has occurred and is continuing, the aggregate amount of all such Restricted Payments pursuant to this clause (d) shall not exceed $75,000,000 for any consecutive four quarter period, beginning with the first fiscal quarter following such Ratings Downgrade; it being understood however that this proviso does not in any way limit (i) Restricted Payments permitted by clauses (a), (b) and (c) hereof, (ii) other Restricted Payments, to the extent such Restricted Payments are in an amount equal to the sum of the proceeds received by the Borrower from the exercise of stock options held by employees, management or directors of the Borrower, plus any tax benefit to the Borrower related to such exercise or (iii) the redemption, retirement, or repurchase of the convertible Indebtedness.

PART 4

CONDITIONS TO EFFECTIVENESS

SUBPART 4.1 Amendment No. 4 Effective Date. This Amendment shall be and become effective as of the date hereof (the “Amendment No. 4 Effective Date”) when all of the conditions set forth in this Part 4 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “Amendment”.

SUBPART 4.2 Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Required Lenders and the Administrative Agent.

SUBPART 4.3 Fees and Expenses. The Administrative Agent shall have received, on the date hereof, all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment (including without limitation the fees and expenses of Moore & Van Allen PLLC, special counsel to the Administrative Agent to the extent the Borrower has received an invoice prior to the Amendment No. 4 Effective Date).

PART 5

MISCELLANEOUS

SUBPART 5.1 Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, after giving effect to this Amendment, (a) no Default or Event of Default exists under the Existing Credit Agreement and (b) the representations and warranties set forth in Article V of the Existing Credit Agreement (i) that contain a materiality qualification are true and correct on and as of the date hereof, subject to the limitations set forth therein, as if made on and as of such date (except to the extent such representations and warranties expressly relate to another date in which case such representations and warranties shall be true and correct as of such date) and (ii) that do not contain a materiality qualification are true and correct in all material respects on and as of the date hereof, subject to the limitations set forth therein, as if made on and as of such date (except to the extent such representations and warranties expressly relate to another date in which case such representations and warranties shall be true and correct in all material respects as of such date).

SUBPART 5.2 Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 5.3 Instrument Pursuant to Existing Credit Agreement. This Amendment is executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

SUBPART 5.4 References in Other Loan Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 4.1, all references to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.

SUBPART 5.5 Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

SUBPART 5.6 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

SUBPART 5.7 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 5.8 General. Except as amended hereby, the Existing Credit Agreement and all other credit documents shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Credit Agreement as of the date first above written.

BORROWER:	HEALTH NET, INC.,
a Delaware corporation

	By:	/s/ Wisdom Lu
	Name:	Wisdom Lu
	Title:	Treasurer and Chief Investment Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

	By:	/s/ Kevin L. Ahart
	Name:	Kevin L. Ahart
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A., as L/C Issuer,
Swing Line Lender as a Lender

	By:	/s/ Joseph L. Corah
	Name:	Joseph L. Corah
	Title:	Senior Vice President

THE BANK OF NEW YORK

By:	/s/ Jonathan Rollins
Name:	Jonathan Rollins
Title:	Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ Dana Maloney
Name:	Dana Maloney
Title:	Managing Director

CITICORP USA, INC.

By:	/s/ Thomas Fontana
Name:	Thomas Fontana
Title:	Managing Director, SC0-2, Risk Manager Insurance and Funds

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

NATIONAL CITY BANK

By:	/s/ Gustavus A. Bahr
Name:	Gustavus A. Bahr
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Dawn Lee Lum
Name:	Dawn Lee Lum
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Leo E. Pagarigan
Name:	Leo E. Pagarigan
Title:	Joint General Manager

UBS LOAN FINANCE LLC

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Philip M. Roesner
Name:	Philip M. Roesner
Title:	Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Cotty M. Wallace
Name:	Cotty M. Wallace
Title:	Senior Vice President